UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

723 The Parkway Richland, Washington 99352
(Address of principal executive offices) (Zip code)

(509) 943-5319
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)
On July 6, 2005, Kevin A. Smith, President & Chief Executive Officer and Board Member of Vivid Learning Systems, Inc., a Delaware corporation (“Registrant”), submitted his resignation, effective immediately, from his principal officer position and his board position to Robert L. Ferguson, Chairman of the Board of Registrant.

(c)	(1) Effective immediately, Mr. Matt Hammer, President of ImageWorks Digital Media Group, Inc., a wholly-owned subsidiary of Registrant, will assume the position of President and Chief Operating Officer of Registrant.

(2) As one of the co-founders of ImageWorks Digital Media Group, Inc. in 1994, Mr. Hammer has served as President since inception. His primary responsibilities have been business development and project management, as well as marketing and client services. Mr. Hammer has a BA in Marketing and Business Administration from Washington State University and over 15 years of professional marketing experience. Mr. Hammer holds 50,000 shares of the Registrant, representing less than one-half percent, and warrants for 75,000 shares of Registrant with a $3 per share exercise price and a 12-31-08 expiration date.

(3) Mr. Hammer will be employed under the terms of his current offer of employment and will not be provided an employment agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1. Announcement, dated July 6, 2005, issued by Robert L. Ferguson, Chairman of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVID LEARNING SYSTEMS, INC.
Date: July 6, 2005	By:	/s/ Robert L. Ferguson
	Name:	Robert L. Ferguson
	Title:	Chairman of the Board